UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016

Foot Locker, Inc.

(Exact name of registrant as specified in its charter)

New York	1-10299	13-3513936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

112 West 34th Street, New York, New York	10120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 720-3700

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           (1)          Establishment of Performance Goals.

(i) On March 23, 2016, the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of Foot Locker, Inc. (the “Company”) established the performance goals for the 2016 fiscal year under the Annual Incentive Compensation Plan (the “Annual Bonus Plan”). The goals for the executives are based on the Company’s pre-tax income. Under the Annual Bonus Plan, the amount that would be paid to the executives if the performance goals are met is based on a percentage of their annual base salaries earned for the plan year. The Compensation Committee established individual target awards under this plan for certain of the executives who will be included as named executive officers (“NEOs”)1 in the Company’s 2016 proxy statement. The percentage of annual base salary payable at threshold, target, and maximum for such NEOs shown in the table below.

	Percent of Annual Base Salary
Name	Threshold Payout	Target Payout	Maximum Payout
Richard A. Johnson	37.5%	150%	262.5%
Lauren B. Peters	18.75%	75%	131.25%
Pawan Verma	12.5%	50%	87.5%

(ii) On March 23, 2016, the Compensation Committee established long-term incentive compensation performance goals for the 2016-17 performance period based on a combination of the Company’s two-year average after-tax income and return-on-invested capital. Provided the performance goals are achieved, the payout structure of the executives’ long-term awards is as follows: (a) 75% of the award would be payable in restricted stock units (“RSUs”) under the 2007 Stock Incentive Plan (the “2007 Stock Incentive Plan”), (b) 25% of the award would be payable in cash under the Long-Term Incentive Compensation Plan, and (c) both the RSU portion and the cash portion of the payout would be subject to a time-based, one-year vesting period following the end of the performance period before payout to the executives. Individual long-term target awards are expressed as a percentage of the executive’s annual base salary as approved by the Compensation Committee on March 23, 2016. The Compensation Committee established individual long-term target awards for certain of the NEOs. The percentages shown in the table below represent the percent of the 2016 annual base salary that would be paid to such NEOs, in RSUs and cash as described above, if the established goals are achieved.

	Percent of Annual Base Salary
Name	Threshold Payout	Target Payout	Maximum Payout
Richard A. Johnson	62.5%	250%	500%
Lauren B. Peters	18.75%	75%	150%
Pawan Verma	18.75%	75%	150%

The threshold, target, and maximum number of RSUs for each executive was calculated on March 23, 2016 on the basis of that day’s closing stock price. The actual number of RSUs awarded will be based on the Company’s performance compared to targets. The value of the RSUs received by an executive will depend upon the Company’s stock price on the payment date.

[1]	In light of Robert W. McHugh’s and Jeffrey L. Berk’s forthcoming retirements from the Company, no awards or salary increases were approved for these executives, who will be included as NEOs in the Company’s 2016 proxy statement.

A copy of the form of the Restricted Stock Unit Award Agreement is attached hereto as Exhibit 10.1, which is incorporated herein in its entirety.

(2) Stock Option Awards. On March 23, 2016, the Compensation Committee granted stock options under the 2007 Stock Incentive Plan to certain of the NEOs. The options will vest in three equal installments on March 23, 2017, March 23, 2018, and March 23, 2019. The options were granted at an exercise price of $63.79 per share, which was 100% of the fair market value (closing price) of a share of the Company’s common stock, par value $0.01 per share, on the date of grant.

Name	Number of Shares
Richard A. Johnson	139,380
Lauren B. Peters	28,510
Pawan Verma	14,255

(3) Annual Base Salaries. On March 23, 2016, the Compensation Committee approved increases in the annual base salaries of certain of the NEOs, effective as of May 1, 2016. As the Company’s salary increases generally become effective on May 1 of each year, the annual base salary shown in the table below may be higher than the actual salary earned by the executive for the year. The actual salary earned for the year is the amount that will be reflected in the Summary Compensation Table in the Company’s proxy statement for the relevant year.

Name	Position	Base Salary
Richard A. Johnson	President and Chief Executive Officer	$1,100,000
Lauren B. Peters	Executive Vice President and Chief Financial Officer	675,000
Pawan Verma	Senior Vice President and Chief Information Officer	465,000

(4) Special RSU Awards. On March 23, 2016, the Compensation Committee granted Lauren B. Peters a special retention award of 18,812 RSUs under the 2007 Stock Incentive Plan. The award will vest 50% on March 23, 2019 and 50% on March 23, 2020, provided Ms. Peters remains employed by the Company until the vesting dates. No dividends will be paid or accrued on this award. A copy of the form of the Restricted Stock Unit Award Agreement is attached hereto as Exhibit 10.2, which is incorporated herein in its entirety.

(5) Amendment of Long-Term Incentive Compensation Plan. On March 23, 2016, the Board of Directors of the Company approved the Foot Locker Long-Term Incentive Compensation Plan, as Amended and Restated.  The NEOs, as well as other officers and key employees of the Company, participate in this plan.  The principal amendments made to this plan were to provide for expanded performance goal criteria to allow for a broader range of metrics in determining performance goals under the plan.  The amended and restated plan will be considered for approval by shareholders at the Company’s 2016 Annual Shareholders’ Meeting.  A copy of the Long-Term Incentive Compensation Plan, as Amended and Restated, is attached hereto as Exhibit 10.3 and is incorporated herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Restricted Stock Unit Award Agreement for RSU portion of long-term incentive compensation awards.
10.2	Form of Restricted Stock Unit Award Agreement for long-term incentive RSU awards.
10.3	Long-Term Incentive Compensation Plan, as Amended and Restated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.

Date: March 29, 2016	By:	/s/ Paulette Alviti
Name: Paulette Alviti Title: Senior Vice President and Chief Human Resources Officer